Exhibit 23.2

                                  EXHIBIT 23.2


                            CONSENT OF GRANT THORNTON



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                              ACCOUNTANTS' CONSENT

We have issued our report dated October 24, 1997, accompanying the consolidated financial statements of First Independence Corporation and Subsidiary and our report dated April 3, 1998 accompanying the financial statements of The Neodesha Savings and Loan Association, FSA as well as our opinion with respect to Kansas income tax consequences contained in First Independence Corporation's Registration Statement on Forms AC and OC to be filed on or about July 1, 1998, with the Office of Thrift Supervision. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."


/s/Grant Thornton LLP

Wichita, Kansas
June 30, 1998